SHARE PURCHASE AGREEMENT made this April 2, 2002


BETWEEN: The Shareholders of Aquentium, Inc.
(Herein called "the Shareholders")

Aquentium, Inc. a Corporation incorporated under the laws of the State of Nevada, United States

(Herein called "the Corporation")

AND

WaterPur International, Inc., a corporation organized and existing under the laws of the State of Delaware

(Herein called " the Purchaser")


WITNESS that in consideration of the sum of four million shares (4,000,000) post split out of a total capitalization of five million two hundred-fifty thousand shares, in exchange for 100% of Aquentium, Inc. it is agreed as follows:

1. The Shareholders hereby sell and transfer to the Purchaser 100% of the total equity of the Corporation, as indicated by the Register of the Corporation; Furthermore, the Purchaser agrees to change its name to Aquentium, Inc.

2. It is a condition hereof, and the shareholders do jointly and severally acknowledge that the Purchaser is relying upon the following representations and warranties in connection with the purchase of the shares herein provided for;

     a) The Corporation is a valid Corporation, duly incorporated under the laws of the State of Nevada with common stock, which is fully paid and non-assessable;

     b) The Shareholders have the right to dispose of and to deal with the said shares and receive the consideration thereof and enter into this agreement;

     c) The Shareholders own or control the common shares of the Corporation, representing all the shares of the Corporation; and have full right to assign and/or transfer the shares.

     d) The financial status of the Corporation is accurately set out in the consolidated Balance Sheet and related Financial Statements of the Corporation as attached as Schedule I as submitted by the Shareholders prior to the execution hereof; and there is, as of December 31, 2001, no material adverse change in the financial condition of the Corporation from the disclosed in
Schedule I;

     e) Attached herein as Schedule II is a list of all the current and fixed assets of the Corporation as of December 31, 2001;

     f) Attached hereto as Schedule III is a list of all the liabilities of the Corporation as of December 31, 2001 and the Corporation has no other liabilities or obligations, present or contingent;

     g) All the required Federal, Local and other returns and reports have been duly filed through December 2001.

     h) The Corporation is in good standing under the Laws of the State of Nevada and or any other jurisdiction.

     i) The Corporation is not in arrears in the remittance of employee's tax payments and health benefits, and has complied with the laws and regulations relating thereto;

     j) There are no judgements or executions outstanding against the Corporation, and the Corporation has not guaranteed to give security for any debt or obligation of any other person, firm or corporation. As well, there are no judgements or executions outstanding against the Purchaser and the Purchaser has not guaranteed to give security for any debt or obligation for any person, firm or corporation.

     k) Neither the Corporation, or the Purchaser are not at the present time, party to any action, suit or other legal proceedings, actual or threatened, and there are no circumstances, matter or thing known to the Shareholders, or any of them which might give rise to any such actions, suit or other legal proceedings and there are no actions, suits or proceedings pending or threatened against the Corporation or the Purchaser before any Federal, State, or other governmental agency.

     l) There are no outstanding agreements, options, warranties or other rights pursuant to which the Corporation are or might be obligated to issue any of their shares.

     m) The word "Corporation" and "Purchaser" herein includes any subsidiaries;

     n) The representations, warranties and conditions herein contained are true as of the date hereof and will be true on the date of closing and shall survive the closing of this transaction.

3. If any deficiency, loss or loss of possession is discovered in the assets of the Corporation as listed in Schedule II., or if any debt or obligation is demanded from the Corporation, which is not listed in Schedule III., the Shareholders shall jointly and severally agree to pay the Purchaser on behalf of the Corporation the value of any deficiency in the assets or the amount of such liabilities. The Shareholders shall make the payments forthwith, on demand, providing such demand is made in writing not later than ninety days. Failing such payment on demand, the Shareholders hereby authorize the Corporation (in addition to any other remedy open to the Purchaser or the Corporation) to deduct the same from their future salaries.

4. The Purchaser agrees to vote his/their shareholdings in the Corporation in favor of the newly constituted Board of Directors, which will include only representatives of the Shareholders.

5. The Shareholders agree to appoint its nominees instead of the presently constituted Board of Directors.

6. It is agreed between the Shareholders and the Purchaser that the Company is effecting a 100-1 reverse stock split of the outstanding shares of the Corporation. The prior transaction between Duck Marine and WaterPur is officially rescinded and all assets and liabilities are being removed from the Company upon completion of this agreement. See attached rescission agreement.

7. This agreement contains the entire contract between the parties hereto and no party shall be bound by any warranty, condition or term other than as expressly stated herein.

8. At the time of closing ( subject to all other terms and conditions being complied with) the Shareholders shall deliver to the Purchaser;

     a) A certificate representing the 100% common shares of the Corporation of the total of 100% herein referred to,

     b) Records and papers relative to the Corporation's business and affairs;

9.  The Corporation acknowledges and confirms this agreement.

10. The Shareholders and the Purchaser do jointly agree to sign and deliver any further assurances required to more fully carry out the intent of this agreement.

11. This agreement shall be construed and enforced under the Laws of the State of California.

12. This agreement shall insure to the benefit of and be binding upon the respective parties hereto and respective heirs, executors, administrators, successors, and assignees. Closing to be effective December 31, 2001 and completion of the transaction will be concurrent with the completion of the name change, share consolidation and new issuance of stock as pertains to this closing.

IN WITNESS WHEROF the parties have hereunto set their hands as of the date first written above.


SIGNED,  AND DELIVERED

Signatures


   SHAREHOLDERS


/s/ Mark Taggatz
_________________________
Mark Taggatz / President






    PURCHASER



/s/ Mark Hendrickson
______________________________
Mark Hendrickson / President, CEO